Exhibit 10(BB)

LIBOR GRID NOTE
Pennsylvania

November 25, 2003,	$35,000,000.00

BORROWER: DONEGAL GROUP INC. a Delaware corporation. Address of residence/chief executive office: 1195 River Road, Marietta, Pennsylvania 17547.

BANK: MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation with banking offices at One M&T Plaza, Buffalo, NY 14240. Attention: Office of General Counsel

1. DEFINITIONS. Each capitalized term shall have the meaning specified herein and the following terms shall have the indicated meanings:

a.	“Applicable Libor Margin” means, as of any date of determination, the per annum rate set forth below opposite the ratio of Total Funded Debt to Total Capitalization calculated as of the then most recent fiscal quarter of the Borrower for which the Bank shall have received the Borrower’s financial statements:

ratio of Total Funded Debt to Total Capitalization	Applicable Libor Margin

<15%	1.50%
>15% <25%	1.625%
>25% <40%	1.75%

b.	“Authorized Person” shall mean, each individually, Donald H. Nikolaus, President and Chief Executive Officer and Ralph G. Spontak, Senior Vice President and Chief Financial Officer. Mention of the Authorized Person’s name is for reference purposes only and the Bank may rely on a person’s title to ascertain whether someone is an Authorized Person.

c.	“Automatic Adjustment Date”, when applicable, shall mean two (2) Business Days before the first day of the applicable Interest Period for a LIBOR Rate Loan for which the Automatic Continuation Option is in effect.

d.	“Automatic Continuation Option” shall, with respect to any LIBOR Rate Loan, mean the option to have the then current Interest Period duration, as previously selected by Borrower, remain the same for the next succeeding Interest Period.

e.	“Bankruptcy Event” shall have the meaning set forth for such term in Section 4 d.

f. “Base Rate” shall mean a floating and fluctuating per annum rate of interest equal to the rate of interest announced by the Bank as its prime rate of interest. The Base Rate does not necessarily represent the lowest rate of interest charged by the Bank to borrowers.

g.	“Base Rate Loan” shall mean a Loan that bears interest at the Base Rate.

h.	“Business Day” shall mean any day of the year on which banking institutions in New York, New York are not authorized or required by law or other governmental action to close and, to the extent the LIBOR Rate is applicable, on which dealings are carried on in the London interbank market.

i.	“Continuation Date” shall mean the date on which Borrower’s election to continue a LIBOR Rate Loan for another Interest Period becomes effective in accordance with this Note.

j.	“Conversion Date” shall mean the date on which Borrower’s election to convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan becomes effective in accordance with this Note.

k.	“Credit Agreement” shall mean that certain Credit Agreement dated as of the date hereof, by and between the Borrower and the Bank.

l.	“Credit Expiration Date” shall mean November 25, 2007.

m.	“Default” shall have the meaning set forth for such term in Section 5.

n.	“Default Rate” shall have the meaning set forth for such term in Section 2d.

o. “Draw Date” shall mean, in relation to any Loan, the Business Day on which such Loan is made, or to be made, to the Borrower pursuant to this Note.

p. “Event of Default” shall have the meaning set forth for such term in Section 5.

q. “Expenses” shall have the meaning set forth for such term in Section 2 a.

r. “Financing Documents” shall have the meaning set forth for such term in the Credit Agreement.

s. “Interest Period” shall mean, as to any LIBOR Rate Loan, the period commencing on the Draw Date, the Conversion Date or Continuation Date for such LIBOR Rate Loan and ending on the date that shall be the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1), two (2), three (3), or six (6) months thereafter, in each case as the Borrower may elect; provided, however, that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

t. “LIBOR” shall mean a per annum rate of interest equal to the rate obtained by dividing (i) the one-month, two-month, three-month or six-month interest period London Interbank Offered Rate (as selected by the Borrower), as fixed by the British Bankers Association for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets that includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

u. “LIBOR Rate” shall mean a per annum interest rate equal to the Applicable Libor Margin plus LIBOR with an Interest Period selected by the Borrower.

v. “LIBOR Rate Loan” and “LIBOR Rate Loans” shall mean a Loan (or Loans) that bears interest at a LIBOR Rate.

w. “Loan” means a loan made to the Borrower by the Bank pursuant to the Credit Agreement.

x. “Maximum Principal Amount” shall mean Thirty-Five Million Dollars ($35,000,000.00).

y. “Minimum Borrowing Amount” shall mean (i) for Base Rate Loans and any LIBOR Rate Loan with an Interest Period of one day, any whole dollar increment, and (ii) for all other LIBOR Rate Loans, $1,000,000.00.

z. “Note” shall mean this Libor Grid Note.

aa. “Notice” shall have the meanings set forth for such term in Section 4 b ii.

bb. “Notice of Continuation” shall have the meaning set forth for such term in Section 4 b i.

cc. “Notice of Conversion” shall have the meaning set forth for such term in Section 4 b i.

dd. “Obligations” shall have the meaning set forth for such term in the Credit Agreement.

ee. “Outstanding Principal Amount” shall mean the actual outstanding principal amount of the Loans at any time.

     ff. “Request” and “Requests” shall have the meanings set forth for such terms in Section 3 a.

     gg. “Revolving Credit Account” shall have the meaning set forth for such term in Section 7.

     hh. “Total Capitalization” shall have the meaning set forth for such term in the Credit Agreement.

     ii. “Total Funded Debt” shall have the meaning set forth for such term in the Credit Agreement.

2. PAYMENT OF PRINCIPAL, INTEREST AND EXPENSES.

a. Promise to Pay. For value received, the Borrower promises to pay to the order of the Bank, on the Credit Expiration Date, the lesser of the Maximum Principal Amount or the Outstanding Principal Amount on such date. Additionally, the Borrower promises to pay to the order of the Bank interest on the outstanding aggregate principal amount (calculated on a daily basis) of all Loans in the manner, and at the times, as herein set forth together with all fees and costs (including without limitation attorneys’ fees and disbursements whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note (“Expenses”).

b. Interest. Each Loan shall earn interest on the Outstanding Principal Amount thereof calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) that on each day shall be:

i. LIBOR Rate Loans. Interest shall accrue on a LIBOR Rate Loan from and including the first day of the Interest Period applicable thereto until, but not including, the last day of such Interest Period or the day the LIBOR Rate Loan is paid in full (if sooner) at a rate per annum equal to the LIBOR Rate determined and in effect on (depending on the circumstance): (i) for new LIBOR Rate Loans, the Business Day the Bank receives (or is deemed to receive) a Request for a LIBOR Rate Loan; (ii) for conversions and continuations of LIBOR Rate Loans pursuant to Section 4 b, the Business Day the Bank receives (or is deemed to receive) the Notice of Conversion or Notice of Continuation, as the case may be, in accordance with Section 4 b iii for LIBOR Rate Loans where the Automatic Continuation Option is selected, the applicable Automatic Adjustment Date for such LIBOR Rate Loan.

ii. Base Rate Loans. Interest shall accrue on a Base Rate Loan from and including the first date the Base Rate Loan was made (i.e., the Draw Date or the Conversion Date, as the case may be) to, but not including, the day such Base Rate Loan is paid in full or converted, at the rate per annum equal to the Base Rate. Any change in the Base Rate resulting from a change in the Bank’s prime rate shall be effective on the date of such change.

c. Maximum Legal Rate. It is the intent of the Bank and of the Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to the Borrower.

d. Payments; Late Charge; Default Rate. Payments shall be made in immediately available United States funds at any banking office of the Bank. Except for any period during which a Default shall have occurred and be continuing, interest accrued on each Libor Rate Loan shall be automatically due and payable to the Bank by the Borrower on the last day of the respective Interest Period for such Libor Rate Loan. Except for any period during which a Default shall have occurred and be continuing, interest accrued on all Loans accruing interest at the Base Rate shall be automatically due and payable to the Bank by the Borrower on the first day of each month in each year, commencing on the first such date following the date of the first Loan made hereunder and on the same day of each month until all Loans are paid in full. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Note, within fifteen (15) days of the date due and payable, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the amount overdue. Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Bank of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Bank may employ upon Default. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of a Default hereunder, the unpaid aggregate principal amount of the Loans and all other monetary Obligations outstanding or becoming outstanding while such Default exists shall bear interest from the date of such Default until such Default has been cured to the satisfaction of the Bank, at a per annum rate of interest equal at all times to two percent (2%) per annum over the Base Rate (the “Default Rate”), irrespective of whether or not as a result thereof, any of the Obligations has been declared due and payable or the maturity thereof accelerated. The Borrower shall, on demand from time to time, pay such interest to the Bank and the same shall be a part of the Obligations hereunder. Payments may be applied in any order in the sole discretion of the Bank but, prior to demand, shall be applied first to past due interest, Expenses, late charges, and principal payments, if any, that are past due, then to current interest and Expenses and late charges, and last to remaining principal.

e. Prepayment of LIBOR Rate Loans. If (i) the Borrower pays, in whole or in part, any LIBOR Rate Loan, before the expiration of its respective Interest Period, (ii) fails to draw down, in whole or in part, a LIBOR Rate Loan after giving a Request therefor, (iii) otherwise tries to revoke any LIBOR Rate Loan, in whole or in part, or (iv) there occurs a Bankruptcy Event or the applicable rate is converted from the LIBOR Rate to the Base Rate pursuant to Section 4 d, then the Borrower shall be liable for and shall pay the Bank, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment, failure to draw, early termination of an Interest Period, revocation, bankruptcy or otherwise, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, (b) the fixing of the interest rate payable on any LIBOR Rate Loans or (c) otherwise. The determination by the Bank of the amount of foregoing amount shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

3. LOANS.

a. General. The Bank’s commitment to make Loans is described in the Credit Agreement. Any Loan under the Credit Agreement shall either be in the form of a Base Rate Loan or a LIBOR Rate Loan. Subject to, and in accordance with, the terms of the Credit Agreement, the Bank will make any Loan in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by the Borrower or on behalf of the Borrower by an Authorized Person. The Bank may act on the Request of any Authorized Person until the Bank shall have received from the Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. The Bank shall incur no liability to the Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this Section.

b. Requests for LIBOR Rate Loans. The Borrower shall give the Bank its irrevocable Request for a LIBOR Rate Loan specifying:

i. the Draw Date for the LIBOR Rate Loan, which shall be two (2) Business Days from the date of the Request; provided, however, if a Request is received by the Bank after 2:00 p.m. (Eastern Standard Time), the Request for the LIBOR Rate Loan shall be deemed to have been received on the next Business Day;

ii. the aggregate amount of such LIBOR Rate Loan, which amount shall not be less than the Minimum Borrowing Amount;

iii. the applicable Interest Period (i.e., a one-month, two-month, three-month, or six-month Interest Period); and

iv. whether the Borrower is electing to have the Automatic Continuation Option for such LIBOR Rate Loan.

c. Requests for Base Rate Loans. The Borrower may request any Base Rate Loan not later than 2:00 p.m. (Eastern Standard Time) on any proposed Draw Date specifying the aggregate amount of such Base Rate Loan.

d. Delivery of Requests. Delivery of a Notice or Request for a LIBOR Rate Loan or a Base Rate Loan shall be made to the Bank at the following address, or such other address designated by the Bank from time to time:

Manufacturers and Traders Trust Company 2055 South Queen Street York, Pennsylvania 17403 Attention: Theodore K. Oswald Fax No.: (717) 771-4914

4. CONTINUATION AND CONVERSION ELECTIONS.

a. Election. An Authorized Person of the Borrower may, upon irrevocable Request to the Bank,

i. elect to convert on any Business Day any Base Rate Loan into a LIBOR Rate Loan provided the amount converted is not less than the Minimum Borrowing Amount; or

ii. elect to convert any or a part of LIBOR Rate Loan as of the last day of the applicable Interest Period into a Base Rate Loan provided no partial conversion of a LIBOR Rate Loan shall reduce the outstanding principal amount of such LIBOR Rate Loan to less than the Minimum Borrowing Amount; or

iii. elect to continue all or a part (subject to the Minimum Borrowing Amount limitation) of any LIBOR Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan with the same or different Interest Period provided no partial continuation of a LIBOR Rate Loan with a different Interest Period shall reduce the outstanding principal amount of the LIBOR Rate Loan with the same Interest Period to less than the Minimum Borrowing Amount.

b. Notice of Conversion/Continuation.

i. For an election under Section 4 a i or 4 a iii, an Authorized Person must deliver to the Bank by 2:00 p.m. (Eastern Standard Time) on a Business Day a Notice of Conversion (“Notice of Conversion”) for an election under Section 4 a i or a Notice of Continuation (“Notice of Continuation”) for an election under Section 4 a iii specifying:

(a) the aggregate amount of the Loans to be converted or continued;

(b) the duration of the requested Interest Period (i.e., one-month, two-month, three-month or six-month Interest Period); and

(c) whether the Automatic Continuation Option will be activated for such LIBOR Rate Loan.

ii. The Continuation Date or Conversion Date (as the case may be) shall be the later of (A) two (2) Business Days from the Business Day the Bank receives the Notice of Conversion or Notice of Continuation (either, a “Notice”) in accordance with the foregoing Section or (B) the last day of the relevant Interest Period if a Notice is received by the Bank more than two (2) Business Days before the last day of an Interest

Period. If a Notice is received after 2:00 p.m. (Eastern Standard Time), the Notice will be deemed to have been received on the next Business Day. Notice of Continuation received more than two (2) Business Days before the end of an Interest Period shall be deemed to have been received two (2) Business Days before the end of such Interest Period for purposes of determining the LIBOR Rate for the next Interest Period per Section 2 b i. Accordingly, if, for example, the Borrower has a LIBOR Rate Loan with a one month Interest Period ending on June 15 and wants to continue the LIBOR Rate Loan with a two month Interest Period, the Borrower must deliver its Notice of Continuation identifying the new two month Interest Period to the Bank by 2:00 p.m. (Eastern Standard Time) on June 13 (provided that June 13 and June 14 are Business Days).

iii. For LIBOR Rate Loans where the Borrower has elected to activate the Automatic Continuation Option, the Bank shall automatically continue such LIBOR Rate Loan with the same Interest Period initially selected by the Borrower. Once the Automatic Continuation Option has been activated for a LIBOR Rate Loan, the submission of a Notice of Conversion or a Notice of Continuation with a different Interest Period shall result in the cancellation of the Automatic Continuation Option for such LIBOR Rate Loan.

iv. For an election under Section 4 a ii, an Authorized Person may deliver to the Bank a Notice of Conversion at any time during an Interest Period up to the last day of such Interest Period or may have the LIBOR Rate Loan automatically convert to a Base Rate Loan pursuant to Section 4 c. Any such Notice of Conversion delivered during an Interest Period shall be effective on the last day of the Interest Period.

v. The Bank may take action on any Notice in reliance upon any oral, telephonic, written or teletransmitted Notice that the Bank in good faith believes to be valid and to have been made by the Borrower or on behalf of the Borrower by an Authorized Person. No Notice may be delivered by e-mail. The Bank may act on the Notice from any Authorized Person until the Bank shall have received from the Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person. The Bank shall incur no liability to the Borrower or to any other person as a direct or indirect result of acting on any Notice under this Note. The Bank, in its sole discretion, may reject any Notice that is incomplete.

c. Expiration of Interest Period. With respect to any LIBOR Rate Loan for which an Automatic Continuation Option is not in effect, if the Borrower does not submit a Notice of Continuation in accordance with Section 4 b i and 4 b ii so that the Bank receives the Notice of Continuation at least two (2) Business Days before the end of an Interest Period, the LIBOR Rate Loan shall automatically be converted into a Base Rate Loan and such Loan shall accrue interest at the Base Rate until two (2) Business Days after the Bank receives a Notice of Conversion pursuant to Section 4 b i and 4 b ii electing to convert the Loan from a Base Rate Loan to a LIBOR Rate Loan pursuant to Section 4 a i. A Notice of Continuation received one (1) Business Day before the end of an Interest Period will not effect a continuation of such Loan as a LIBOR Rate Loan. Rather, such LIBOR Rate Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period. The late Notice of Continuation, however, will be deemed to be a Notice of Conversion that will be effective two (2) Business Days from the date received by the Bank.

d. Conversion upon Default. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of an Event of Default the Borrower may not elect to have a Loan converted or continued as a LIBOR Rate Loan or have any Loan made as a LIBOR Rate Loan. Further, the Bank, in its sole discretion, may (i) permit any outstanding LIBOR Rate Loans to continue until the last day of the applicable Interest Period at which time such Loan shall automatically be converted into a Base Rate Loan or (ii) convert any outstanding LIBOR Rate Loans into a Base Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Rate Loan. Notwithstanding the foregoing, if the Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Borrower (a “Bankruptcy Event”), any outstanding LIBOR Rate Loans shall be automatically converted to Base Rate Loans without further action by the Bank and the Borrower’s rights to have Base Rate Loans converted under Section 4 shall be automatically terminated. Nothing herein shall be construed to be a waiver by the Bank to have any Loan accrue interest at the Default Rate of interest (which shall be calculated from the higher of the LIBOR Rate or the Base Rate) or the right of the Bank to the amounts set forth in Section 2 e of this Note.

5. DEFAULT; ACCELERATION. The occurrence of any one or more of the following events shall constitute a default under the provisions of this Note, and the term “Default” shall mean, whenever it is used in this Note, any one or more of the following events (and the term “Event of Default” as used herein means one or more of the following events, prior to (i) the lapse of time for cure (if any), and (ii) delivery of notice by the Bank to the Borrower if such notice is stipulated): (a) the failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Note, the Credit Agreement and/or any of the other Financing Documents, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such failure shall continue uncured for a period of five (5) days after the Bank’s notice thereof to the Borrower; (b) the failure of the Borrower to perform, observe or comply with any of the provisions of this Note other than those covered by sub-part (a) immediately above, and such failure is not cured to the satisfaction of the Bank within a period of thirty (30) days after the Bank’s notice thereof to the Borrower; (c) if any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Note, the Credit Agreement or any other of the Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made; (d) the occurrence of a Default (as defined in the Credit Agreement) under the Credit Agreement, or any occurrence of a default (as defined therein) under any of the other Financing Documents or any other agreement between the Borrower and the Bank; (e) if the Borrower shall admit that it has become insolvent, or admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors; (f) if proceedings in bankruptcy, or for reorganization of the

Borrower, or for the readjustment of any of the Borrower’s debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within sixty (60) days of their commencement; or (g) a receiver or trustee shall be appointed for the Borrower or for any substantial part of the Borrower’s assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower and, except with respect to any such appointments requested or instituted by the Borrower, such receiver or trustee shall not be discharged within sixty (60) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower, such proceedings shall not be discharged within sixty (60) days of their commencement. If any Default shall occur and be continuing, the Bank may declare the unpaid aggregate principal amount of the Loans, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Bank, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower, provided, that, in the case of any Default under subsection (e), (f) or (g) above in the immediately preceding sentence, the unpaid aggregate principal amount of t he Loans, together with accrued and unpaid interest thereon, and all other Obligations then outstanding, shall be automatically and immediately due and payable by the Borrower to the Bank without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Default, then in each and every case, the Bank shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, in addition to the rights and remedies available to the Bank under the other provisions of this Note and the other Financing Documents, the rights and remedies of a creditor under Pennsylvania law and all other rights and remedies available to the Bank under any other applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

6. SETOFF. The Bank shall have the right to set off against the amounts owing under this Note any property of the Borrower held in a deposit or other account with the Bank or otherwise owing by the Bank in any capacity to the Borrower or any guarantor or endorser of this Note.

7. BANK RECORDS CONCLUSIVE. The Bank will maintain on its books a loan account (the “Revolving Credit Account”) with respect to advances, repayments and prepayments of the Loans, the accrual and payment of interest on the Loans and all other amounts and charges owing to the Bank in connection with the Loans. Except for manifest error, the Revolving Credit Account shall be conclusive as to all amounts owing by the Borrower to the Bank in connection with, and on account of, the Loans.

8. PURPOSE. The Borrower certifies (a) that no Loan will be used to purchase margin stock except with the Bank’s express prior written consent for each such purchase and (b) that all Loans shall be used for a business purpose, and not for any personal, family or household purpose.

9. AUTHORIZATION. The Borrower represents and warrants to the Bank that the following statements are true, correct and complete as of the date hereof, and as of the date of each Loan made hereunder: (a) the Borrower is duly organized and in good standing under the laws of the state in which it was formed and is qualified to do business in all states where business is conducted by the Borrower; (b) the Borrower has the full corporate power and authority to execute, deliver and perform this Note and the other Financing Documents to which the Borrower is a party; (c) neither such execution, delivery and performance, nor compliance by the Borrower with the provisions of this Note and of the other Financing Documents to which the Borrower is a party will conflict with or result in a breach or violation of the Borrower’s charter, by-laws or any judgment, order, regulation, ruling or law to which the Borrower is subject or any contract or agreement to which the Borrower is a party or to which any of the Borrower’s assets and properties are subject, or constitute a default thereunder; and (d) the execution, delivery and performance of this Note and all other Financing Documents to which the Borrower is a party have been duly authorized and approved by all necessary action and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

10. INABILITY TO DETERMINE LIBOR RATES, INCREASED COSTS, ILLEGALITY.

     a. Increased Costs. If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank and pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

     b. Inability to Determine Rates. If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan, the Bank will give notice of such determination to Borrower. Thereafter, the Bank may not make or maintain LIBOR Rate Loans, as the case may be, hereunder until the Bank revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any request for a LIBOR Rate Loan or Notice then submitted by it. If Borrower does not revoke such notice the Bank may make, or continue the Loans, as proposed by Borrower, in the amount specified in the applicable request submitted by Borrower, but such Loans shall be made or continued as Base Rate Loans instead of LIBOR Rate Loans.

     c. Illegality. If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make LIBOR Rate Loans, then, on notice thereof by the Bank to Borrower, the Bank may suspend the making of LIBOR Rate Loans until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist. If the Bank shall determine that it is unlawful to maintain any LIBOR Rate Loans, Borrower shall prepay in full all LIBOR Rate Loans then outstanding, together with accrued interest, either on the last date of the Interest Period thereof if the Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Rate Loans. If Borrower is required to prepay any LIBOR Rate Loan immediately as set forth in this subsection, then concurrently with such prepayment, Borrower may borrow from the Bank, in the amount of such repayment, a Base Rate Loan.

11. MISCELLANEOUS. This Note, together with any related loan and security agreements and guaranties, contains the entire agreement between the Bank and Borrower with respect to this Note, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. All rights and remedies of the Bank under applicable law and this Note or amendment of any provision of this Note are cumulative and not exclusive. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude the subsequent exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Bank. No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank. Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

12. NOTICES. Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank). Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express). Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

13. GOVERNING LAW; JURISDICTION. This Note has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the Commonwealth of Pennsylvania excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF PENNSYLVANIA WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD

OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. Borrower acknowledges and agrees that the venue in any state or federal court in the Commonwealth of Pennsylvania provided above is the most convenient forum for both the Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

14. WAIVER OF JURY TRIAL. BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

15. Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit available funds in Borrower’s deposit account #                    with the Bank automatically for any amount that becomes due under this Note or as directed by an Authorized Person, by telephone.

Acknowledgment. Borrower acknowledges that it has read and understands all the provisions of this Note, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a SEALED INSTRUMENT the day and year first above written.

TAX ID # 23-02424711

WITNESS/ATTEST:	DONEGAL GROUP INC.

/s/ Emily S. Bonn	By:	/s/ Donald H. Nikolaus	(Seal)

Donald H. Nikolaus President and Chief Executive Officer

ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA      )
: SS.

COUNTY OF LANCASTER )

     On the 25th day of November, in the year 2003, before me, the undersigned, a Notary Public in and for said Commonwealth, personally appeared Donald H. Nikolaus, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/Judy A. Tangert

Notary Public

FOR BANK USE ONLY

Authorization Confirmed:

Product Code: 22660 Disbursement of Funds:

Credit A/C	#	Off Ck	#	Payoff Obligation	#

	$		$		$